OPKO Health Reports Third Quarter 2026 Business Highlights and Financial Results

Conference Call to Begin Today at 4:30 p.m. ET

MIAMI, November 4, 2026 – OPKO Health, Inc. (NASDAQ: OPK), a multinational biopharmaceutical company, today reports business highlights and financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 and Recent Business Highlights

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OPKO enters into agreement with Labcorp for the sale of substantially all remaining BioReference diagnostic operations. The agreement provides for $722 million in cash consideration at closing, subject to adjustments based on business revenues at closing, and up to $150 million in additional cash consideration over up to ten years based on Labcorp sales of the 4Kscore® test. The transaction remains subject to regulatory approvals and customary closing conditions.

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OPKO expands strategic relationship with HealthCare Royalty through $125 million financing. OPKO issued an additional $125 million aggregate principal amount of senior secured royalty notes. The amended financing framework includes specified royalty payments receivable under OPKO’s license agreement with Eli Lilly and Company (“Lilly”) related to mazdutide.

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OPKO Biologics Doses First Participant in Phase 1/2a Trial of OPK-8801001 for Acromegaly. The first participant has been dosed in a first-in-human Phase 1/2a clinical trial of OPK-8801001, an investigational, long acting human growth hormone receptor antagonist being developed for the treatment of acromegaly. The study is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamic activity of OPK-8801001. OPK-8801001 is being developed using OPKO Biologics’ stabilizer based technology to extend biological half life and reduce injection frequency, with the goal of once weekly administration. In preclinical studies, OPK-8801001 produced robust, dose dependent sustained suppression of insulin-like growth factor-1 (IGF-1), a key marker of disease activity in acromegaly.

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ModeX completes enrollment in MDX2301 Phase 1 clinical trial. MDX2301 is a tetravalent bispecific antibody designed to neutralize known SARS-CoV-2 variants while maintaining breadth and reducing the potential for resistance. The Phase 1 trial is evaluating safety, tolerability, and pharmacokinetics across multiple routes of administration in healthy volunteers and immunocompromised adults at high risk for severe COVID-19. This trial is being funded by the Biomedical Advanced Research and Development Authority (BARDA). Early data is expected to be presented in late 2026 or early 2027.

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ModeX continues enrollment in MDX2001 and MDX2004 Phase 1 trials. MDX2001, a tetraspecific T cell engager directed to solid tumors that express Trop2 and c-Met, continues to enroll participants in its Phase 1 study as planned. MDX2004, a trispecific immune rejuvenator that stimulates through CD3, CD28 and 4-1BBL, also continues Phase 1 enrollment as planned at sites in Australia and Israel. We expect to report initial safety, tolerability, pharmacokinetic and immune data for both studies in the first half of 2027.

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ModeX continues enrolling patients in MDX2003 Phase 1 clinical trial in relapsed or refractory B-cell lymphoma. MDX2003 (CD19 x CD20 x CD3 x CD28) is a novel tetraspecific T-cell engager-expander designed to optimize sustained T-cell function and address the two most common and validated targets in lymphomas and leukemias. The MDX2003 Phase 1 study is evaluating safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity in adults with B-cell lymphomas through dose-escalation and dose-expansion cohorts. B-cell lymphoma, a form of non-Hodgkin lymphoma, represents the most common lymphoma subtype, accounting for approximately 85% of cases.

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OPKO continues U.S. enrollment in the Phase 1/2a study of OPK-88006, a dual GLP-1/glucagon receptor agonist. The study is evaluating the safety and pharmacokinetics of single ascending doses in healthy volunteers and changes in pharmacodynamic parameters with dose escalation to a desired maintenance dose over 20 weeks treatment in participants with presumed metabolic dysfunction-associated steatohepatitis. Single ascending dosing portion of the trials show favorable safety and tolerability 3 dose levels in 24 participants. The multiple ascending dose portion of the trial is actively enrolling subjects at 4 qualified study sites.

Third Quarter Financial Results

New presentation of continuing and discontinued operations. Following the Board of Directors’ September 30, 2026 approval of a plan to sell substantially all remaining BioReference diagnostic operations to Labcorp, OPKO classified the related disposal group as held for sale. Because the planned disposition represents a strategic shift that will eliminate substantially all remaining diagnostic operations, BioReference’s historical results are presented as discontinued operations for all periods shown, and prior period amounts have been recast. OPKO’s continuing operations are now reported through two segments, Global Products and Innovative Biotech, with unallocated corporate costs presented separately. This presentation is intended to provide a clearer view of the biopharmaceutical businesses that will remain with OPKO following the planned transaction.

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Consolidated continuing operations. Revenue in the third quarter of 2026 increased 16% to $65.4 million from $56.4 million in the prior-year quarter, principally resulting from higher royalty revenue from Lilly, increased sales of Rayaldee and growth in international operations. Operating loss during the third quarter of 2026 decreased to $31.4 million from $33.6 million in the comparable 2025 period. Non-cash depreciation, amortization and equity-based compensation expense included in operating income (loss) was $20.7 million in the third quarter of 2026 compared with $20.5 million for the 2025 quarter. Net loss from continuing operations during the third quarter of 2026 was $35.5 million, or $0.05 per share, compared to $33.0 million, or $0.04 per share, in the third quarter of 2025.

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Global Products. Segment revenue for the third quarter of 2026 increased to $48.4 million from $39.4 million for the 2025 period. Revenue from products for the third quarter of 2026 was $41.8 million compared with $37.7 million for the comparable 2025 period. Rayaldee revenue in the third quarter of 2026 increased to $8.6 million from $7.5 million in the 2025 period, due to favorable gross-to-net adjustments as a result of changes to our Medicare Coverage. Revenue from international operations increased approximately $3.0 million, reflecting stronger performance in certain international markets, including our animal health business, and higher EirGen revenue driven by increased sales volumes and favorable product mix; this also included an approximately $0.7 million favorable foreign currency impact, primarily from appreciation of the Chilean peso and Mexican peso against the U.S. dollar. Licensing, collaboration and other revenue for the third quarter of 2026 increased to $6.6 million from $1.8 million for the 2025 quarter, primarily driven by $5.8 million of royalty revenue from Lilly, partially offset by lower contract manufacturers’ commercial milestone revenue recognized by EirGen. Total costs and expenses for the third quarter of 2026 were $42.4 million compared with $40.6 million for the 2025 quarter. Segment operating income for the third quarter of 2026 was $6.0 million compared with an operating loss of $1.2 million for the third quarter of 2025. Non-cash depreciation, amortization and equity-based compensation expense included in operating income (loss) was $6.3 million compared with $5.5 million.

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Innovative Biotech. Licensing, collaboration and other revenue was $17.0 million in both the third quarter of 2026 and 2025. Lower BARDA revenue in the third quarter of 2026 of $7.5 million compared with $8.2 million during the 2025 quarter was substantially offset by $0.8 million of collaboration revenue under the Regeneron agreement, while Pfizer royalty revenue was relatively consistent. Research and development expense for the third quarter of 2026 increased to $30.4 million from $26.3 million during the 2025 quarter, primarily reflecting increased investment in ModeX development programs. Total costs and expenses during the third quarter of 2026 were $43.8 million compared with $39.5 million during the third quarter of 2025. Segment operating loss during the third quarter of 2026 was $26.8 million compared with $22.5 million during the 2025 quarter. Non-cash depreciation, amortization and equity-based compensation expense included in operating income (loss) was $13.4 million compared with $14.0 million during 2025.

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Corporate. Unallocated corporate operating loss during the third quarter of 2026 was $10.6 million compared with $9.9 million during 2025, primarily reflecting employee-related and general administrative expenses not allocated to the operating segments. Non-cash depreciation, amortization and equity-based compensation expense included in operating income (loss) was approximately $1.0 million in each of the third quarters of 2026 and 2025.
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Discontinued operations. BioReference generated revenue during the third quarter of 2026 of $71.8 million compared with $95.2 million during the third quarter of 2025. Loss from discontinued operations, net of tax, during the third quarter of 2026 was $18.0 million compared with income of $54.6 million in the prior-year quarter. The 2025 result included a $101.6 million gain on the sale of BioReference’s oncology diagnostics business and related clinical testing services assets to Labcorp.

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Liquidity and capital allocation. Cash, cash equivalents and restricted cash were $403.2 million as of September 30, 2026. During the quarter, OPKO received approximately $123.1 million of net proceeds from the additional royalty financing and approximately $19.8 million from the release of escrow funds related to the September 2025 oncology transaction. OPKO repurchased 7,050,000 shares during the quarter for approximately $10.6 million. As of September 30, 2026, approximately $115.7 million had been deployed under the $200 million share repurchase authorization, leaving approximately $84.3 million available.

Financial Guidance

In light of the pending transaction with Labcorp, OPKO has withdrawn its previously issued guidance for services revenue and total costs and expenses due to uncertainty regarding the timing of the potential closing and its impact on OPKO’s financial results. OPKO will continue to provide guidance for its continuing operations.

(in millions)	For the three months ended December 31, 2026		For the year ended December 31, 2026
	Low	High	Low	High
Services revenue	Withdrawn
Product revenue	$41.0	$46.0	$164.0	$169.0
IP and other revenue	21.0	27.0	105.0	110.0
Total revenue	$62.0	$72.0	$268.0	$278.0
Included in revenue:
Pfizer gross profit share	$12.5	$15.0	$34.0	$37.0
BARDA	3.0	5.0	20.0	22.0
Total costs and expenses [from continuing operations]	100.0	105.0	390.0	395.0
R&D included in costs and expenses	32.0	35.0	125.0	130.0
Income/(loss) from discontinued operations	(35.0)	(45.0)	(60.0)	(70.0)

— Tables to Follow —

Summary of Revenues

(in millions, unaudited)	Three months ended Sept. 30, 2026	Three months ended Sept. 30, 2025	Nine months ended Sept. 30, 2026	Nine months ended Sept. 30, 2025
Pharmaceutical revenue
International Operations	$33.2	$30.2	$99.8	$92.2
Rayaldee	8.6	7.5	23.0	21.0
Revenue from products	41.8	37.7	122.8	113.2
NGENLA royalty and profit sharing, and cost sharing	8.7	8.8	21.2	19.5
BARDA	7.5	8.2	16.5	21.6
Regeneron	0.8	—	2.9	—
Other royalties and milestones	6.6	1.7	43.1	4.9
Licensing, collaboration and other revenue	23.6	18.7	83.7	46.0
Total revenues	$65.4	$56.4	$206.5	$159.2

Summary of Revenue and Segment Operating Results

(in millions, unaudited)	Three months ended Sept. 30, 2026	Three months ended Sept. 30, 2025	Nine months ended Sept. 30, 2026	Nine months ended Sept. 30, 2025
Global Products revenue	$48.4	$39.4	$165.9	$118.1
Innovative Biotech revenue	17.0	17.0	40.6	41.1
Total revenues	$65.4	$56.4	$206.5	$159.2
Global Products operating income (loss)	$6.0	$(1.2)	$35.6	$(8.6)
Non-cash depreciation, amortization and equity based compensation expense included in operating income (loss)	$6.3	$5.5	$17.9	$16.4
Innovative Biotech operating loss	$(26.8)	$(22.5)	$(84.2)	$(77.4)
Non-cash depreciation, amortization and equity based compensation expense included in operating income (loss)	$13.4	$14.0	$41.0	$41.5
Corporate operating loss	$(10.6)	$(9.9)	$(32.8)	$(32.9)
Non-cash depreciation, amortization and equity based compensation expense included in operating income (loss)	$1.0	$1.0	$2.9	$3.0
Consolidated operating loss	$(31.4)	$(33.6)	$(81.4)	$(118.9)
Non-cash depreciation, amortization and equity based compensation expense included in operating income (loss)	$20.7	$20.5	$61.8	$60.9

Results of Discontinued Operations

(in millions, unaudited)	Three months ended Sept. 30, 2026	Three months ended Sept. 30, 2025	Nine months ended Sept. 30, 2026	Nine months ended Sept. 30, 2025
Revenue	$71.8	$95.2	$218.5	$299.2
Operating income (loss)	$(18.8)	$81.6	$(26.7)	$39.8
Income (loss) before income taxes	$(18.7)	$82.4	$(26.1)	$43.6
Income (loss) from discontinued operations, net of tax	$(18.0)	$54.6	$(25.6)	$14.6

Condensed Consolidated Statements of Operations

(in millions, except per-share data; unaudited)	Three months ended Sept. 30, 2026	Three months ended Sept. 30, 2025	Nine months ended Sept. 30, 2026	Nine months ended Sept. 30, 2025
Revenue from products	$41.8	$37.7	$122.8	$113.2
Licensing, collaboration and other revenue	23.6	18.7	83.7	46.0
Total revenues	65.4	56.4	206.5	159.2
Cost of revenue	23.3	21.4	70.7	69.3
Selling, general and administrative	24.8	22.3	73.6	69.5
Research and development	32.2	29.8	94.3	90.3
Amortization of intangible assets	16.5	16.5	49.3	49.0
Total costs and expenses	96.8	90.0	287.9	278.1
Operating loss	(31.4)	(33.6)	(81.4)	(118.9)
Non-cash depreciation, amortization and equity based compensation expense included in operating income (loss)	20.7	20.5	61.8	60.9
Other expense, net	(6.4)	(7.4)	(23.5)	(119.2)
Loss before income taxes and investment losses	(37.8)	(41.0)	(104.9)	(238.0)
Income tax benefit	7.3	8.0	18.7	29.0
Loss from investments in investees	(5.0)	—	(5.0)	—
Net loss from continuing operations	$(35.5)	$(33.0)	$(91.2)	$(209.0)
Income (loss) from discontinued operations, net of tax	(18.0)	54.6	(25.6)	14.6
Net income (loss)	$(53.5)	$21.6	$(116.8)	$(194.4)
Loss per share from continuing operations, basic and diluted	$(0.05)	$(0.04)	$(0.12)	$(0.28)
Income (loss) per share from discontinued operations, basic and diluted	$(0.02)	$0.07	$(0.03)	$0.02
Net income (loss) per share, basic and diluted	$(0.07)	$0.03	$(0.16)	$(0.26)

Condensed Consolidated Balance Sheets

(in millions, unaudited)	September 30, 2026	December 31, 2025
Cash, cash equivalents and current restricted cash	$390.2	$369.1
Accounts receivable, net	80.2	90.3
Inventory, net	50.6	52.7
Other current assets	37.2	56.7
Current assets held for sale	248.1	13.1
Total current assets	806.3	581.9
Noncurrent assets held for sale	—	244.5
Noncurrent assets	1,074.0	1,105.5
Total assets	$1,880.3	$1,931.9
Total current liabilities	$162.4	$146.7
Long-term portion of convertible notes	92.5	85.0
Senior secured royalty financing	370.2	246.4
Other noncurrent liabilities	139.0	185.8
Total liabilities	764.1	663.9
Total shareholders’ equity	1,116.2	1,268.0
Total liabilities and shareholders’ equity	$1,880.3	$1,931.9

Conference Call and Webcast Information

OPKO’s senior management will provide a business update, discuss third quarter financial results and answer questions during a conference call and live audio webcast today beginning at 4:30 p.m. ET. Participants are encouraged to pre-register for the conference call using the registration link provided by OPKO Investor Relations. Those unable to pre-register may participate by dialing 833-630-0584 (U.S.) or 412-317-1815 (International).

A telephone replay will be available until November 11, 2026, by dialing 855-669-9658 (U.S.) or 412-317-0088 (International) and providing passcode 3222736. A webcast replay will be available through OPKO’s Investor Relations website.

About OPKO Health

OPKO Health, Inc. is a multinational biopharmaceutical company focused on developing and delivering therapeutics for serious diseases across global markets. The company’s research and development programs include multispecific antibody technologies and proprietary long-acting peptide and protein engineering capabilities. OPKO also operates specialty pharmaceutical businesses across several international markets. For more information, visit www.opko.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, including statements regarding whether the proposed transaction with Labcorp will close and whether we will receive the anticipated purchase price, ; the anticipated benefits of the transaction; potential additional consideration tied to 4Kscore® revenue; the benefits of the HCRs amended financing, including continued royalty stream from mazdutide; the progress, timing and results of clinical and preclinical programs; expected data disclosures; whether the products under development will be safe, tolerable and effective; whether the products under development will be able to be commercialized and marketed; and OPKO’s business, financial condition, strategies and prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including the risks described in OPKO’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and OPKO undertakes no obligation to update them except as required by law.

Contacts

Alliance Advisors IR
Vivian Cervantes, 973-873-7724
vcervantes@allianceadvisors.com

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